Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	P. G. Perez
Corporate Secretary
(936) 637-5267

LUFKIN INDUSTRIES NAMES MARK CREWS VICE PRESIDENT AND GENERAL
MANAGER OF OIL FIELD DIVISION

Lufkin, Texas (Dec. 17, 2007) Ä Lufkin Industries, Inc. (NASDAQ: LUFK) today announced that Mark E. Crews has been named Vice President and General Manager of the Company’s Oil Field Division, responsible for all manufacturing, sales, service and engineering operations throughout the world, effective January 21, 2008. Mr. Crews is a 29-year veteran of the oil field products, systems and services industry, coming to Lufkin from Cameron International Corporation (NYSE: CAM) where he served most recently as Vice President, Technology. In addition, Mr. Crews served in a number of other domestic and international executive management positions with Cameron since joining the company in 1978. Mr. Crews, who will report to John F. “Jay” Glick, Lufkin’s President, is a graduate of Texas A&M University where he received a B.S. in Mechanical Engineering. He also completed the Harvard University Program for Management Development.

Mr. Glick commented, “Mark Crews brings outstanding experience and a great reputation to Lufkin Industries. We welcome him to the Lufkin team, and we look forward to working with him to leverage Lufkin’s strong market position as one of the world’s leading providers of artificial lift oil field equipment and services to produce further profitable growth and shareholder value.”

Lufkin Industries, Inc. sells and services oil field pumping units, foundry castings, power transmission products and highway trailers throughout the world. The Company has vertically integrated all vital technologies required to design, manufacture and market its products.

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